Exhibit 4.1
Amendment to Rights Agreement

          This Amendment to the Rights Agreement (this “Amendment”) is entered into as of April 12, 2002 by and among State Street Bank and Trust Company (the “Old Rights Agent”), EquiServe Trust Company, N.A. (the “New Rights Agent”) and Nortek, Inc. (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Rights Agreement (as defined below).

WHEREAS, the Old Rights Agent and the Company are parties to that certain Second Amended and Restated Rights Agreement, dated as of April 1, 1996 (the “Rights Agreement”); and

WHEREAS, pursuant to Sections 27 and 29 of the Rights Agreement, the Board of Directors of the Company has amended the Rights Agreement as described herein.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. Amendment to Section 1. The definition of “Exempt Person” in Section 1 of the Rights Agreement is amended and restated in its entirety to read as follows:

          ”(k) The term “Exempt Person“shall mean (i) Richard L. Bready and Bready Associates, a general partnership, and the general partners of Bready Associates solely in their capacity as such general partners; provided, however, that in the event that Richard L. Bready ceases to be a general partner of Bready Associates, Bready Associates will no longer be an Exempt Person if it thereafter acquires, directly or indirectly, Beneficial Ownership of any additional shares of Common Stock or Special Common Stock, other than shares of Common Stock or Special Common Stock acquired as a result of a stock split, stock dividend or similar corporate transaction and (ii) any Person designated by the Board as an “Exempt Person,“for so long as, subject to the conditions, and to the extent set forth by the Board in such designation.”

          2.        Amendment to Section 2. The last sentence of Section 2 of the Rights Agreement is hereby deleted and amended to read in its entirety as follows: “The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable upon ten (10) days’prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event be liable for, the acts or omissions of any such Co-Rights Agent.”

          3.        Amendment to Section 18. The second sentence of Section 18 of the Rights Agreement is hereby deleted and amended to read in its entirety as follows: “The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses (including reasonable attorneys’fees) of defending against any claim of liability for any of the foregoing.”

          Section 18(c) of the Rights Agreement is hereby deleted and amended to read in its entirety as follows: “The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.”

4. Amendment to Section 21. Section 21 of the Rights Agreement is amended and restated in its entirety to read as follows:

”SECTION 21. CHANGE OF RIGHTS AGENT.

          The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’notice in writing mailed to the Company and to each transfer agent of the Common Stock or Preference Stock by registered or certified mail and to the holders of the Right Certificates by first-class mail. In the event the Transfer Agency or Services Agreement between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination, and any required notice will be sent by the Company. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’notice in writing mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock or Preference Stock by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States or any state of the United States in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose and, except as the context herein otherwise requires, such successor Rights Agent shall be deemed to be the “Rights Agent“for all purposes of this Agreement. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock or Preference Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.”

5. Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended by deleting the words

“STATE STREET BANK AND TRUST COMPANY P.O. Box 366 Boston, Massachusetts 02101”

and inserting in lieu thereof the words:

“EQUISERVE TRUST COMPANY, N.A. 150 Royall Street Canton, Massachusetts 02021 Attn: Client Administration”.

          6.        Appointment of Successor Rights Agent. Understanding that the Old Rights Agent has resigned from its position as Rights Agent pursuant to Section 21 of the Rights Agreement, the Company hereby appoints the New Rights Agent as the successor Rights Agent pursuant to Section 21 of the Rights Agreement and the New Rights Agent hereby accepts such appointment.

7. General Provisions.

(a) Rights Agreement Remains in Effect. Except as amended hereby, the Rights Agreement and all schedules or exhibits thereto shall remain in full force and effect.

(b) Successors and Assigns. The provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

                    (c)     Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

(d) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

                    (e)     Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NORTEK, INC.

By: /s/ Kevin W. Donnelly
Name: Kevin W. Donnelly
Title: Vice President, General Counsel &
Secretary

STATE STREET BANK AND TRUST COMPANY

By: /s/ Stephen Cesso
Name: Stephen Cesso
Title: Secretary

EQUISERVE TRUST COMPANY, N.A.

By: /s/ Stephen Cesso
Name: Stephen Cesso
Title: Secretary